UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2017

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York  12110
(Address of Principal Executive Offices)  (Zip Code)

(518) 782-7700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Appointment of Lucas P. Schneider as a member of the Board of Directors

On March 28, 2017, the Board of Directors (the “Board”) of Plug Power Inc. (the “Company”) appointed Lucas P. Schneider to serve as a director of the Company effective March 29, 2017.  Mr. Schneider was appointed to serve as a Class III director with a term expiring at the annual meeting of stockholders to be held in 2017.  The Board currently consists of ten directors divided into three classes, as follows: Class I (term expiring 2018) - Andrew Marsh, Gary K. Willis and Maureen O. Helmer, Class II (term expiring 2019) - George C. McNamee, Johannes M. Roth, Xavier Pontone and Gregory L. Kenausis and Class III (term expiring 2017) Mr. Schneider, Larry G. Garberding and Douglas T. Hickey.

Currently, Mr. Schneider serves as the Chief Executive Officer (CEO) of Silvercar, an Austin, TX-based start-up that has built a technology platform for a new breed of rental car business and other vehicle mobility applications. Prior to Silvercar, Mr. Schneider was the Chief Technology Officer (CTO) of Zipcar, and worked in various positions with Ford. Mr. Schneider has been influential in helping guide companies, ranging from start-ups to large enterprises, through major business milestones including IPOs, acquisitions, and product development.

In connection with his appointment to the Board, Mr. Schneider became a party to the Company’s standard indemnification agreement with nonemployee directors and was granted options to purchase 101,352 shares of the Company’s common stock at an exercise price of $1.48 per share (the closing price of the Company’s common stock on the NASDAQ Capital Market on March 29, 2017, the date of grant) in accordance with the Company’s Non-Employee Director Compensation Policy.  The options become fully vested on the first anniversary of the grant date.

A copy of the Company’s press release announcing Mr. Schneider’s appointment to the Board of Directors of the Company is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

99.1	Press Release of Plug Power Inc. dated March 30, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: March 31, 2017	By:	/s/ Andrew Marsh
Andrew Marsh
Chief Executive Officer